EXHIBIT 99.2

November 13, 2005

To the Board of Directors and CEO

Nano Chemical Systems Holdings, Inc.

105 Park Avenue

Seaford, De.

Gentlemen:

This is my resignation as a Board Member of the Company.

Sincerely

/S/Marc Mathys
Marc Mathys